Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Tuesday, April 2, 2024

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES NEW CORPORATE NAME

Cleveland, Ohio, April 2, 2024 –Hyster-Yale Materials Handling, Inc. (NYSE: HY) announced today that it will change its corporate name to Hyster-Yale, Inc. The Company’s wholly owned operating subsidiary, Hyster-Yale Group, Inc., which designs, engineers, manufactures, sells, and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names, will become Hyster-Yale Materials Handling, Inc. Both name changes are expected to be effective at the close of business on May 31, 2024.

The name changes are designed to reinforce the Company’s current structure. Hyster-Yale Materials Handling was spun off from NACCO Industries as an independent public company in 2012. At that time, the Company sold lift trucks and the related parts and services. Since then, the Company has evolved into three distinct, but interrelated businesses, with lift trucks at its core. In this context, the Hyster-Yale Materials Handling name is better suited to the core Lift Truck business, aligning its name with its foundational materials handling activities.

The Company’s three business segments, Lift Trucks, Bolzoni and Nuvera, will operate under the umbrella of Hyster-Yale, allowing each to have a unique identity linked to its respective brands and solutions.

“The new Hyster-Yale, Inc. name and the movement of the Hyster-Yale Materials Handling name to the Lift Truck business reflects a combination of tradition and progress. While our names may be changing, we remain committed to delivering high quality and innovative products across all our brands, including Hyster®, Yale®, Maximal®, Bolzoni®, Auramo®, Meyer® and Nuvera®,” said Rajiv Prasad, President and Chief Executive Officer of Hyster-Yale Materials Handling and Hyster-Yale Group. “The new names will further unify our identities and underscore our ongoing commitment to all of our brands and create an umbrella under which the company will focus on delivering its promises of providing optimal solutions and exceptional customer care.”

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments and hydrogen fuel cell power products aimed at meeting the specific materials handling needs of its customers.
Hyster-Yale's vision is to transform the way the world moves material from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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